Exhibit 99.1

Jorge Gomez Joins Moderna as Chief Financial Officer

CAMBRIDGE, Mass.—(ACCESS WIRE)—April 11, 2022— Moderna, Inc., (Nasdaq: MRNA) a biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines today announced that Jorge Gomez will join Moderna as Chief Financial Officer, effective Monday, May 9, 2022. He will serve on Moderna’s Executive Committee and report to Chief Executive Officer, Stéphane Bancel.

“I am pleased to welcome Jorge to Moderna as our Chief Financial Officer and as a member of the Executive Committee,” said Mr. Bancel. “As we grow and scale the company globally, Jorge’s experience leading the financial functions of multinational healthcare companies will be an asset to our team. Jorge’s passion for sustainability and ESG aligns closely with Moderna’s vision to make corporate responsibility a critical part of who we are and what we do. I look forward to working with Jorge as we continue to deliver on our strategic priorities to ultimately impact human health with mRNA medicines.”

Mr. Gomez joins Moderna from Dentsply Sirona, Inc. (Nasdaq: XRAY) where he served as Executive Vice President & Chief Financial Officer since August 2019. At Dentsply Sirona, he was responsible for leading the global finance organization, including strategic finance, FP&A, Accounting, Treasury, Tax, Corporate Audit and Investor Relations, and the Information Technology function. In addition, Mr. Gomez was responsible for leading Dentsply Sirona’s sustainability and ESG program.

Prior to Dentsply Sirona, Mr. Gomez spent 13 years at Cardinal Health (NYSE: CAH), a Fortune 14 company, where he most recently served as CFO and previously held positions including Medical Segment CFO, Pharmaceutical Segment CFO, Corporate Treasurer and Corporate Controller. Prior to Cardinal Health, Mr. Gomez held positions of progressive financial and business leadership at General Motors, including in New York City, Singapore, Belgium, and Brazil.

“It is a privilege for me to join an organization that is focused on developing transformative medicines to address major public healthcare challenges worldwide,” said Mr. Gomez. “I look forward to working with the team on this great mission.”

Mr. Gomez received his Master of Business Administration from the University of Hartford and his Bachelor of Science in electrical engineering from the National University of Colombia. Mr. Gomez serves on the Board of Directors for Xylem, Inc. (NYSE: XYL) and for Pear Therapeutics (Nasdaq: PEAR).

David Meline, Moderna’s current CFO, has decided to retire and will remain with the Company as a consultant to ensure a smooth transition of the CFO role to Mr. Gomez.

“I am very thankful to David for having decided to come out of retirement in the spring of 2020 to help us get Moderna ready for commercialization in record time. Moderna was an early-stage development, U.S. focused company when David joined us. He goes back into retirement after having helped transform Moderna into a global commercial company. He has built a great team and strong financial business processes. It has been a pleasure to work with him, and I wish him and his wife a wonderful time.”

About Moderna

In 10 years since its inception, Moderna has transformed from a research-stage company advancing programs in the field of messenger RNA (mRNA), to an enterprise with a diverse clinical portfolio of vaccines and therapeutics across six modalities, a broad intellectual property portfolio in areas including mRNA and lipid nanoparticle formulation, and an integrated manufacturing plant that allows for both clinical and commercial production at scale. Moderna maintains alliances with a broad range of domestic and overseas government and commercial collaborators. Most recently, Moderna’s capabilities have come together to allow the authorized use of one of the earliest and most effective vaccines against the COVID-19 pandemic.

Moderna’s mRNA platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, and has allowed the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases, and autoimmune diseases. Moderna has been named a top biopharmaceutical employer by Science for the past seven years. To learn more, visit www.modernatx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding the Company’s appointment of Jorge Gomez as Chief Financial Officer and the retirement of current Chief Financial Officer, David Meline. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include those other risks and uncertainties described under the heading “Risk Factors” in Moderna’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.

Moderna Contacts

Media:

Colleen Hussey

Senior Director, Corporate Communications

617-335-1374

Colleen.Hussey@modernatx.com

Investors:

Lavina Talukdar

Senior Vice President & Head of Investor Relations

617-209-5834

Lavina.Talukdar@modernatx.com